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                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
                         AND SENIOR ADVISORY ARRANGEMENT

     This agreement is made as of April 16, 1998, between Lucy R. Ricciardi ("Ms. Ricciardi"), Hyperion Software Operations Inc. (the "Corporation") and Hyperion Software Corporation ("Hyperion").

     WHEREAS, the Corporation, Hyperion and Ms. Ricciardi are parties to an Employment Agreement dated as of July 1, 1994 (the "Employment Agreement");

     WHEREAS, the Corporation, Hyperion and Ms. Ricciardi are parties to Amendment No. 1 to Employment Agreement and Senior Advisory Arrangement dated as of December 3, 1996 ("Amendment No. 1");

     WHEREAS, Ms. Ricciardi desires to retire from her full-time employment with the Corporation effective as of July 31, 1998 and the Corporation has agreed that Ms. Ricciardi will retire as of such date;

     WHEREAS, the Corporation desires to retain a business relationship with Ms. Ricciardi following July 31, 1998 so that Ms. Ricciardi can provide advisory services to the Corporation; and

     WHEREAS, Ms. Ricciardi desires to render such advisory services to the Corporation as set forth herein.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. TERM OF EMPLOYMENT. Notwithstanding any provision of the Employment Agreement to the contrary, Ms. Ricciardi's full time employment with the Corporation will terminate on July 31, 1998 (the "Retirement Date") and, to the extent inconsistent herewith, paragraphs 2 and 8 of the Employment Agreement are hereby modified such that neither the Corporation nor Ms. Ricciardi may terminate such employment prior to the Retirement Date. Ms. Ricciardi acknowledges and agrees that the Corporation may reasonably amend, modify or eliminate prior to the Retirement Date some or all of her job responsibilities or authority and her title and office of Chief Financial Officer upon the hiring of a successor Chief Financial Officer; that she will, upon request of the Corporation, resign prior to the Retirement Date from all or any of the offices she currently holds with the Corporation, its parent and/or its subsidiaries, except that Ms. Ricciardi shall not be required to resign from the office of Senior Vice President of the Corporation until the Retirement Date; and that any of the foregoing circumstances shall not entitle her to receive severance payments or benefits pursuant to paragraph 8(g) of the Employment Agreement. Notwithstanding the occurrence of any of the circumstances set forth in the preceding sentence, Ms. Ricciardi shall continue to receive all compensation and other benefits set forth in the Employment Agreement through the Retirement Date. A pro-rata share of targeted cash incentive will accrue through the Retirement Date. As of the Retirement Date, Ms. Ricciardi's entitlement to compensation, benefits and/or all other types of remuneration as an employee of the Corporation shall cease, except as required by federal or state law; provided however that all non-qualified stock options granted by Hyperion to Ms. Ricciardi under Hyperion's 1991 Stock Plan shall continue in full force and effect in accordance with the respective terms and conditions of such 1991 Stock Plan and the Non-Qualified Stock Option Agreements evidencing such options so long as Ms. Ricciardi maintains the business relationship with the Corporation described in paragraph 2 hereof. The Corporation agrees Ms. Ricciardi's stock options referred to in the preceding sentence shall be treated similarly to the stock options existing as of the date hereof of its vice presidents and/or senior vice presidents in the event the Corporation determines to accelerate, convert or modify in any way such existing stock options generally.



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     2. SENIOR ADVISORY ARRANGEMENT. For the period from the Retirement Date through August 1, 2002 (the "Senior Advisory Term"), Ms. Ricciardi shall serve the Corporation as a senior advisor to the Chairman of the Board of Directors. In such capacity, Ms. Ricciardi will make herself available on a part-time basis to provide advisory services to the Corporation regarding significant events, transactions and strategies relating to the Corporation. Ms. Ricciardi agrees to make herself available for a maximum of eight (8) hours per month or an aggregate of 12 days per year to provide such advisory services; except during each of the four quarterly closing months when Ms. Ricciardi shall be available for up to twenty four (24) hours (the "Base Services"). For each year of the Senior Advisory Term, Ms. Ricciardi will be paid the sum of $1,000 for the Base Services. In the event the Corporation requests, and Ms. Ricciardi agrees to provide, advisory services in excess of the Base Services, the Corporation shall pay Ms. Ricciardi a mutually agreeable per diem amount for any such additional services. The Senior Advisory Term may be extended or earlier terminated only by mutual written consent of Ms. Ricciardi and the Corporation.

     3. CLARIFICATION OF EMPLOYMENT AGREEMENT PROVISIONS. Consistent with the foregoing, the Employment Agreement is further amended and clarified as follows:

     a. The two-year restriction set forth in paragraph 9 of the Employment Agreement ("Restrictions on the Employee") shall commence on the Retirement Date.

     b. The two-year restriction set forth in paragraph 10 of the Employment Agreement ("Covenant Not to Compete") shall commence on the Retirement Date.

     c. The restrictions and obligations of Ms. Ricciardi set forth in paragraph 11 of the Employment Agreement ("Proprietary Information") shall include and extend to all "proprietary information" (as such term is used in the Employment Agreement) which Ms. Ricciardi is exposed to as a result of the senior advisory arrangement and shall encompass her provision of services to the Corporation as described in paragraph 2 hereof.

     4. Except as set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

     5. This Agreement and all rights hereunder are personal to Ms. Ricciardi and shall not be assignable by her. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Employment Agreement and Senior Advisory Arrangement as of the day and year first above written.

                        HYPERION SOFTWARE OPERATIONS INC.
                        and HYPERION SOFTWARE CORPORATION


                      By: /s/ James A. Perakis
                          -----------------------------
                          James A. Perakis
                          Their Chief Executive Officer and Chairman

                           /s/ Lucy R. Ricciardi
                          -----------------------------
                          Lucy R. Ricciardi